EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, of our report dated July 17, 2026, related to the consolidated financial statements of Noyack Logistics Income REIT II, Inc., as of and for the years ended December 31, 2025 and 2024. We also consent to the reference to our firm as experts in accounting and auditing in the Offering Statement.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

July 17, 2026